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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors Solectron Corporation:

        We consent to incorporation herein by reference of our report dated September 15, 2000, relating to the consolidated balance sheets of Solectron Corporation and subsidiaries as of August 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, comprehensive income, and cash flows for each of the years in the three-year period ended August 31, 2000, and the related schedule, which report appears in the August 31, 2000, annual report on Form 10-K of Solectron Corporation, and to the reference to our firm under the heading "Experts" in the prospectus.

                                       /s/ KPMG LLP
                                       ----------------------------
                                       KPMG LLP

Mountain View, California

March 22, 2001